CVD Equipment Corporation – 2011 New Orders Increase 44% over 2010

RONKONKOMA, N.Y., (Business Wire) – January 9, 2012 - CVD Equipment Corporation (Nasdaq: CVV) announced receiving $36 million in new orders for 2011 surpassing the $25 million of new orders received in 2010 by 44%.

New orders for the CVD/FN division of production and research systems reached approximately $30.5 million in 2011, an increase of 45% compared to 2010 order levels.  The CVD/FN division continues to benefit from the increased interest in energy generation, energy savings and nanotechnology fields and from the need to scale up production facilities with customized CVD equipment solutions.  CVD anticipates that this demand will continue in 2012.

Additionally, new orders received in 2011 from the SDC division increased by 78% compared to 2010 mainly attributed to further penetration of the research and development market expansion occurring throughout the world.

Leonard Rosenbaum, President and Chief Executive Officer stated, “Quotation levels remain strong and we continue to find new opportunities for the application of our custom chemical vapor deposition solutions in addition to applications in the manufacturing of Solar Cells, Graphene films, Carbon Nanotubes, Silicon Nanowires and other nano materials.  Using our Application Laboratory, we continue to perfect and expand the multiple areas where our process solutions can be applied. The aerospace, medical, solar and nanotechnology markets offer us significant worldwide growth opportunities for technologies that deliver favorable cost and performance benefits.”

Karlheinz Strobl, V.P. of Business Development added, “It is gratifying to see our strategy of accelerating commercialization of tomorrow’s technologies is being recognized by technology innovators with the financial acumen and resources to help accelerate the transition of nano materials from research and development into volume production. Our capabilities in equipment design, manufacturing, understanding of complex systems and materials manufacturing enables CVD to offer a lower risk higher value winning solution for all parties involved.”

About CVD Equipment Corporation
CVD Equipment Corporation (NASDAQ: CVV) is a designer and manufacturer of custom and standard state-of-the-art equipment used in the development, design and manufacture of advanced electronic components, materials and coatings for research and industrial applications.  CVD offers a broad range of chemical vapor deposition, gas control, and other equipment that is used by customers to research, design and manufacture semiconductors, solar cells, graphene, carbon nanotubes, nanowires, LEDs, MEMS, smart glass coatings, battery and/or ultra capacitor materials, medical coatings, industrial coatings and equipment for surface mounting of components onto printed circuit boards. CVD recently announced the expansion of its Application Laboratory focusing on novel, higher efficiency material manufacturing for a wide variety of growth markets, which will be marketed through our wholly owned subsidiary, CVD Materials Corporation.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release by CVD, as well as information included in oral or other written statements made or to be made by CVD, contains statements that are forward-looking. All statements other than statements of historical fact are hereby identified as "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management. Potential risks and uncertainties include, among other factors, industry specific and general business conditions, competitive market conditions, success of CVD's growth and sales strategies, possible customer changes in delivery schedules, cancellation of orders, delays in product shipments, delays in obtaining parts from suppliers, failure to satisfy customer acceptance requirements and other risk factors described in CVD’s SEC filings. All forward-looking statements are based on management's estimates, projections and assumptions as of the date hereof and CVD assumes no obligation to update this press release.

For further information please contact Karen Hamberg or our Investor Relations by Phone: (631) 981-7081, Fax: (631) 981-7095 or Email: investorrelations@cvdequipment.com